UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [  ]

Check the appropriate box:

[  ] Preliminary proxy statement.
[  ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[  ] Definitive proxy statement.
[X] Definitive additional materials.
[  ] Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12.

NUI Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[  ] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[X] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

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4)	Date Filed:

      The following information was mailed to shareholders on or around October 12, 2004.

October 11, 2004

ADDENDUM TO PROXY STATEMENT SUPPLEMENT

      This addendum has been included with the enclosed proxy statement supplement of NUI Corporation (“NUI” or the “Company”), dated October 10, 2004, to update shareholders with respect to developments regarding the civil action captioned Green Meadows Partners, LLP on behalf of itself and all others similarly situated v. Robert P. Kenney, Bernard S. Lee, Craig G. Mathews, Dr. Vera King Farris, James J. Forese, J. Russell Hawkins, R. Van Whisnand, John Kean, NUI Corporation and AGL Resources, Inc., described in the proxy statement supplement, that occurred after the proxy statement supplement was printed. As described in the proxy statement supplement, this civil action was brought on behalf of a putative class of the shareholders of the Company (collectively, the “Plaintiff”) and names as Defendants eight Directors of the Company (the “Individual Defendants”), the Company and AGL Resources Inc. (“AGL”).

      Although the Company believes that the action is without merit, the Company also believes that litigation could delay and create uncertainty as to the Company’s ability to consummate the merger, and that such delay and uncertainty are not in the best interests of the Company and its shareholders. Accordingly, representatives of AGL entered into discussions with counsel for the plaintiff with respect to a possible settlement of the action. An agreement in principle has been reached to settle the litigation and a memorandum of understanding has been entered into with respect to that agreement. Pursuant to the settlement, Plaintiff and Defendants have agreed to a settlement of the action in exchange for the Company providing shareholders with additional information relating to (i) the various strategic alternatives considered by our board of directors and the special committee of the board of directors at their respective meetings in September 2003, (ii) the amounts payable to individual current directors upon consummation of the merger, (iii) the amounts paid and payable to our financial advisors in connection with the sale of the Company, and (iv) prior relationships between AGL and NUI’s financial advisors. This additional information has been provided below under the heading “Additional Disclosure.” In addition, the Defendants will consent to a settlement class that consists of persons holding shares of NUI common stock at any time from July 15, 2004 until the date on which the merger is consummated, and AGL will pay Plaintiff’s attorney’s fees and costs in the amount of $285,000, with payment of such fees subject to final court approval of the settlement and such fees and costs, and consummation of the merger. No part of these attorney’s fees or costs will be paid out of monies that would otherwise have been paid to NUI shareholders. The settlement is contingent upon final court approval and the consummation of the merger with AGL.

ADDITIONAL DISCLOSURE

Background of the Merger

      As part of the decision-making process that led to the decision to pursue the sale of NUI as a whole, our board and a special committee of independent directors considered various strategic alternatives with respect to NUI. The following strategic alternatives were discussed at meetings of the board and of the special committee in September 2003:

•	Maintenance of the status quo;

•	Additional financing, including debt refinancing and bridge financing;

•	Bankruptcy;

•	The sale of non-core assets;

•	The sale of NUI’s portion of Saltville Gas Storage Company, LLC;

•	The sale of Elizabethtown Gas;

•	The sale of NUI Utilities, Inc.; and

•	The sale of NUI as a whole.

The board and the special committee considered the various strategic alternatives in light of, among other things, NUI’s liquidity situation, credit downgrades, negative business conditions and regulatory concerns. After thorough discussion of each of the strategic alternatives and following presentations by, among others, our legal and financial advisors, on September 26, 2003, the board publicly announced its decision to pursue the sale of NUI as a whole.

Change of Control Payments to Certain Directors of NUI

      Pursuant to our director retirement plan, eligible directors of NUI, who include both current and former directors of NUI, are entitled to receive a lump sum payment upon a change of control. The benefits under the retirement plan would have been payable to the directors regardless of whether the Company was sold and the provision pre-dates the Company’s consideration of strategic alternatives. If the merger is consummated, pursuant to the terms of the retirement plan, the payments would be accelerated and would be discounted for present value, resulting in aggregate payments in the amount of approximately $1.96 million. To be eligible for the payment upon a change of control, a director must have served as a member of the board of directors for at least ten years, beginning with directors in office on November 1, 1998. Of our current directors, Dr. Vera K. Farris, James J. Forese, Bernard S. Lee and R. Van Whisnand are eligible to receive a change of control payment under the plan. In addition, John Kean, Sr., who is retiring from our board of directors, also is eligible to receive a change of control payment under the plan. The amount of the change of control payment to be paid to eligible directors under the plan is equal to the present value of each director’s annual retirement benefits that he or she would be paid or would be eligible to be paid if the director had retired on the date of the change of control. The approximate amount of the estimated payments to be made to each of NUI’s current directors is set forth below.

Approximate Amount of
Name	Change of Control Payment

John Kean, Sr.	$214,000
Dr. Vera King	$293,000
James J. Forese	$271,000
Bernard S. Lee	$255,000
R. Van Whisnand	$293,000

      The exact amount of each payment to be paid to eligible directors will not be known until the merger is consummated. Accordingly, the amounts set forth above are only estimates which were calculated based on a number of assumptions, including that the date of the change of control is January 1, 2005. In addition, the amount of the payments for each individual director is determined using the mortality table set forth in applicable regulations of the Internal Revenue Service utilizing the actual age of a participant, if not less than 65.

Fees Paid to Financial Advisors for Financial Advisory Services

      NUI has agreed to pay a fee of approximately $5.0 million to each of Credit Suisse First Boston and Berenson for their financial advisory services. Credit Suisse First Boston and Berenson each received one-third of the fee on announcement of the execution of the merger agreement and will receive the remaining two-thirds of the fee at closing if the merger is consummated. The amount of the fee payable to Credit Suisse First Boston and Berenson was based upon a percentage of the enterprise value of NUI pursuant to the terms of the merger, which includes the aggregate amount of cash payable by AGL in the merger plus the average aggregate outstanding principal amount of debt of NUI over the four fiscal quarters immediately preceding the date the merger agreement was signed. NUI also has agreed to reimburse Credit Suisse First Boston and Berenson for their out-of-pocket expenses, including reasonable fees and expenses for legal counsel and any other advisors retained by them, and to indemnify Credit Suisse First Boston and Berenson and related parties against liabilities, including liabilities under the federal securities laws, arising out of their engagements.

      Berenson and its affiliates have provided investment banking and other financial services to NUI, and may, in the future, provide investment banking and other financial services to NUI, unrelated to the merger

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and for which services Berenson has received, and expects to receive, compensation. Since March 2003 Berenson has provided NUI with financial advisory services with respect to financings by NUI and the sale by NUI of certain non-core assets for which NUI has paid Berenson fees of approximately $3.5 million.

Relationship between AGL and NUI’s Financial Advisors

      AGL has advised the Company that AGL and its affiliates, in the ordinary course of business over the last three years, have engaged in, and may also in the future engage in, commercial banking and investment banking transactions with Credit Suisse First Boston and its affiliates. In June 2003, Credit Suisse First Boston LLC acted as an underwriter for a $225 million offering of Senior Notes by AGL Capital Corporation, a wholly owned subsidiary of AGL. Also, Credit Suisse First Boston participated as a lender in AGL’s $200 million 364-day credit facility which has expired and in AGL’s $300 million three-year credit facility that was terminated in May 2004, and replaced with AGL’s new $750 million five-year credit facility, as amended, in which Credit Suisse First Boston does not participate as a lender. Credit Suisse First Boston extended credit in the aggregate of $35 million under these facilities prior to May 2004. AGL has advised us that it believes that the fees and commissions payable in respect of these transactions were customary for such transactions and that AGL is not currently and has not in the last three years engaged in any other significant transactions with Credit Suisse First Boston or its affiliates. In addition, Thomas D. Bell, Jr., a member of AGL’s board of directors, also serves as a director of Credit Suisse First Boston and its affiliate, Credit Suisse Group. Mr. Bell has served as a member of AGL’s board of directors from July 2003 to April 2004 and from July 2004 to the present. Mr. Bell also served as a real estate consultant to Credit Suisse First Boston from August 2001 until January 2002. AGL has advised the Company that AGL is not currently and has not in the last three years engaged in any significant transactions with Berenson, although AGL and its affiliates may in the future engage in transactions with Berenson.

Forward-Looking Statements

      Certain statements contained in this addendum to the proxy statement supplement are “forward-looking statements” within the meaning of the federal securities laws. NUI intends that these statements be covered by the safe harbors created under those laws. These statements include, but are not limited to, statements as to as to the estimated amount of individual change of control payments and statements as to the outcome of litigation. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward looking statements. Many of these factors are beyond our ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which only speak as of the date of this addendum to the proxy statement supplement. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to respect events or circumstances after the date of this addendum to the proxy statement supplement or to respect the occurrence of unanticipated events, except as may be required under applicable securities laws. Additional discussion of factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements contained in this addendum to the proxy statement supplement can be found under the heading “Forward-Looking Statements” and in the Company’s SEC filings.

Additional Information

      NUI and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of NUI in connection with the merger. NUI’s definitive proxy statement filed with the SEC and this addendum to the proxy statement supplement contain information regarding NUI’s participants and their interests in the solicitation.

      No persons have been authorized to give any information or to make any representations other than those made in the definitive proxy statement, the proxy statement supplement and this addendum to the proxy statement supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. The mailing of this addendum to the proxy statement supplement to shareholders shall not create any implication to the contrary.

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